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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File Number 005-39279

                                Mycogen Corporation
               (Exact name of registrant as specified in its charter)

                                  5501 Oberlin Drive
                                San Diego, California
                                    (619) 453-8030
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Stock, Par Value $.001
               (Title of each class of securities covered by this Form)

                                    Not applicable
    (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                                  or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)         [ ]
     Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)          [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)         [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6                   [ ]
     Rule 12h-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date: 2


     Pursuant to the requirements of the Securities Exchange Act of 1934, Mycogen Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        MYCOGEN CORPORATION

DATE: October 30,1998                   /s/ Jane M. Gootee
      ---------------                   ----------------------
                                        Name: Jane M. Gootee
                                        Title:   Director